Exhibit 10.1
[Novavax Letterhead]

January 14, 2002

Ann Oliver McGeehan

4387 Embassy Park Drive, NW
Washington, DC 20016

Dear Ann:

      On behalf of Novavax, Inc. (the “Company”), I am pleased to offer you the position of General Counsel and Corporate Officer of the Company, subject to satisfactory reference checks. We are greatly looking forward to your joining the Company’s team.

      Job Title: General Counsel and Corporate Officer

      Start Date: February 4, 2002

      Salary: $185,000 per year payable in accordance with the Company’s payroll policies in effect from time to time.

      Bonus Program: You will be entitled to participate in a bonus program if the Company hereafter establishes one for the benefit of senior executives and other employees of the Company, under which award payments, if any, will be based on performance criteria and milestones to be mutually determined by the Company and you.

      Stock Options: The Company will grant you stock options to purchase 75,000 shares of the Company’s Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (date of quarterly scheduled Board meeting). The options will vest as to one-third of the shares on the first anniversary of the date of grant, as to an additional one-third of the shares on the second anniversary of the date of grant and as to the final one-third of the shares on the third anniversary of the date of grant; provided that all unvested options shall become vested in the event of a change of control of the Company which would otherwise result in the termination of such options and/ or your employment with the Company, to the extent permitted by the Internal Revenue Code.

      Benefits: The Company will provide medical and dental benefits, life insurance, and disability insurance in accordance with the Company’s policies in effect from time to time. As of the date of this letter, the Company currently pays 100% of family coverage as provided by the Company’s group medical insurer, 100% of the premium for life insurance under the Company’s group life insurance plan and 100% of the premium for the Company’s long-term disability insurance.

      Vacation: You will be entitled to four weeks of vacation time during each year, calculated on a calendar year basis in accordance with the Company’s policies in effect from time to time.

Ann Oliver McGeehan
January 14, 2002
Page two

      Employment Requirements and Term: You will be required by the Company to sign the Company’s standard form of Non-Disclosure Agreement as a condition to your employment by the Company. In addition, it is a requirement that the Company and you negotiate and sign an Employment Agreement which, among other things, will provide for severance pay of one year’s salary in the event of an early termination of employment without “Cause”, or a buyout in whole or in part and a one-year noncompetition covenant.

      Relocation/Sign-on: You will be expected to relocate to the Columbia, Maryland area within nine months from your date of hire. We urge you to be expeditious in this relocation. Upon the date of your 1st paycheck, you will receive $52,500, which may cover expenses related to the sale and purchase of your residence.

      Forgivable Loan: The Company will grant you a loan of $92,500, forgivable at $18,500 per year over five (5) year period. During this period, in the event of an early termination without “Cause”, or a buyout in whole or in part, the loan will be forgiven in its entirety.

      Entire Agreement: This agreement sets forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

      Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in full force and effect.

      Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of Delaware, without regard to principles of conflict of law.

      Conflict: You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

      Please acknowledge your acceptance of this offer by signing the copy of this letter and returning it to me.

      “Cause” for the purpose of this letter agreement shall mean: (i) fraud or embezzlement involving the assets of the company, its customers, suppliers or affiliates, or other misappropriations of the Company’s assets or funds; (ii) your conviction of a felony offense or (iii) habitual use of drugs or insanity.

      Best regards,

Leslie A. Edmond Associate Director of Human Resources

      ACCEPTED:

/s/ Ann O. McGeehan	Jan. 22, 2002

Ann Oliver McGeehan	Date